Exhibit 99.1

Bobby F. (Bob) Weatherly Retires from Callon Petroleum Company

Natchez, MS (February 13, 2015) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that Bobby F. (Bob) Weatherly will be retiring as an employee of the Company effective February 15, 2015. Mr. Weatherly served as a Director from 1994 to 2014 and as Executive Vice President and Chief Financial Officer from 2006 to 2014. He will continue as a consultant and serve as Corporate Secretary.

“On behalf of the Board and our employees, I want to thank Bob for his many years of tireless and faithful service to Callon Petroleum Company”, said Fred Callon, Chairman and CEO. “Bob’s leadership and vision have had a lasting impact on our company.  We are especially pleased that Bob will continue to serve as Corporate Secretary, providing the Company with the ongoing benefit of his many years of industry and company experience.”

About Callon Petroleum

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News” link on the top of the homepage.

For further information contact:

Joe Gatto

Chief Financial Officer, Senior Vice President and Treasurer

1-800-451-1294